FedFirst Financial Corporation 8-K

Press Release	FOR IMMEDIATE RELEASE Contact: Patrick G. O’Brien Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces Fourth Quarter and Year-to-Date 2011 Results

MONESSEN, PA— January 31, 2012 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank (the “Bank”), today announced net income of $55,000 for the three months ended December 31, 2011 compared to a net loss of $356,000 for the three months ended December 31, 2010. Basic and diluted earnings per share were $0.02 for the three months ended December 31, 2011 compared to basic and diluted loss per share of $(0.12) for the three months ended December 31, 2010. The Company reported net income of $859,000 for the year ended December 31, 2011 compared to $608,000 for the year ended December 31, 2010. Basic and diluted earnings per share were $0.30 for the year ended December 31, 2011 compared to basic and diluted earnings per share of $0.21 for the year ended December 31, 2010.

Patrick G. O'Brien, President and CEO, stated, “2011 continued a positive trend for the Company from an earnings perspective despite a significant charge to income from terminating the Company’s executive supplemental retirement agreements. That trend has been made possible through an improvement in net interest margin from 3.14% to 3.35% year to year. We’ve also continued to grow our loans and deposits, with loans growing $15.2 million, or 6.6%, and deposits increasing $18.0 million, or 8.8%, year to year.  These trends, when coupled with a continued dividend payment and a recently announced stock repurchase plan, equated to greater shareholder value with earnings per share growing from $0.21 to $0.30 and book value per share increasing from $19.58 to $19.88 year to year.”

Fourth Quarter Results

Net interest income for the three months ended December 31, 2011 increased $96,000, or 3.7%, to $2.7 million compared to $2.6 million for the three months ended December 31, 2010. Net interest margin was 3.39% for the three months ended December 31, 2011 compared to 3.25% for the three months ended December 31, 2010. The improvement in net interest margin is primarily attributable to a funding shift on the Company’s balance sheet whereby a reduction in borrowings resulted in a $221,000 decrease in borrowings expense and, despite an increase in overall deposits, interest rate reductions on deposits resulted in a $112,000 decrease in deposits expense that together more than offset the decline in interest income on securities.

The provision for loan losses was $75,000 for the three months ended December 31, 2011 compared to $250,000 for the three months ended December 31, 2010. The primary driver of the decrease in the provision was substandard loans that were evaluated for impairment in the current year and did not require specific reserves. Net charge-offs were $96,000 for the three months ended December 31, 2011 compared to $98,000 for the three months ended December 31, 2010. Total nonperforming loans at December 31, 2011 were $2.1 million compared to $1.2 million at December 31, 2010 and increased primarily due to one residential purchased loan relationship comprised of six loans totaling $1.3 million. Nonperforming loans at December 31, 2011 were comprised of nine residential mortgage loans totaling $1.5 million, three commercial real estate loans totaling $568,000, and one home equity loan totaling $33,000. At December 31, 2011, nonperforming loans to totals loans was 0.84%, nonperforming assets to total assets was 0.80%, allowance for loan losses to total loans was 1.21% and allowance for loan losses to nonperforming loans was 144.43%.

Noninterest income increased $917,000 to $989,000 for the three months ended December 31, 2011 compared to $72,000 for the three months ended December 31, 2010. In the current period, the Company recognized a gain on the sale of available-for-sale securities of $305,000 compared to a $653,000 loss in the prior period.  In the prior period, the Company restructured a portion of its investment portfolio by selling certain collateralized mortgage obligations. This was partially offset by an $80,000 decrease in insurance commissions primarily due to a decrease in contingency fee income as a result of incurred losses, stop loss charges, and a decline in eligible written and earned premiums on insurance policies.

Noninterest expense increased $624,000, or 21.5%, to $3.5 million for the three months ended December 31, 2011 compared to $2.9 million for the three months ended December 31, 2010. Compensation expense increased $769,000 primarily due to the termination of the executive supplemental retirement agreements between the Bank and current and former employees, partially offset by a decrease in stock-based compensation expense due to the final vesting of 2006 restricted stock awards and options. The termination of these agreements will eliminate this element of compensation expense in future periods. In addition, there was a $170,000 decrease in real estate owned expense due to a writedown on an REO property in the prior period.

Year-to-Date Results

Net interest income for the year ended December 31, 2011 increased $551,000 to $10.6 million compared to $10.1 million for the year ended December 31, 2010. Net interest margin was 3.35% for the year ended December 31, 2011 compared to 3.14% for the year ended December 31, 2010. The improvement in net interest margin is primarily attributable to a funding shift on the Company’s balance sheet whereby a reduction in borrowings resulted in a $1.2 million decrease in borrowings expense and, despite an increase in overall deposits, interest rate reductions on deposits resulted in a $567,000 decrease in deposits expense that together more than offset the decline in interest income from securities and loans.

Noninterest income increased $854,000, or 34.8%, to $3.3 million for the year ended December 31, 2011 compared to $2.5 million for the year ended December 31, 2010. In the current year, the Company recognized a gain on the sale of available-for-sale securities of $304,000 compared to a $658,000 loss in the prior year.  In 2010, the Company restructured a portion of its investment portfolio as described above. In addition, fees and service charges increased $84,000 primarily due to increased income from a new fee structure and a prepayment penalty received on a commercial real estate loan in the current period. This was partially offset by a $205,000 decrease in insurance commissions primarily due to a decrease in contingency fee income as a result of incurred losses, stop loss charges, and a decline in eligible written and earned premiums on insurance policies.

Noninterest expense increased $1.2 million, or 10.9%, to $11.8 million for the year ended December 31, 2011 compared to $10.6 million for the year ended December 31, 2010. The increase was primarily due to an increase of $1.1 million in compensation expense related to the termination of the executive supplemental retirement agreements. In addition, professional services increased $128,000 primarily due to costs associated with a branch facilities assessment, higher shareholder-related expenses, and the implementation of XBRL reporting requirements. This was partially offset by a $121,000 decrease in real estate owned expenses as a result of property writedowns in the prior year and a $98,000 decrease in insurance premiums due to the Federal Deposit Insurance Corporation’s revised assessment methodology implemented in the current year.

Balance Sheet Review

Total assets decreased $7.8 million to $335.3 million at December 31, 2011 compared to $343.1 million at December 31, 2010. Securities available-for-sale decreased $26.3 million due to calls, paydowns, and sales, including $8.2 million of sales of securities in the fourth quarter of the current year.  This was partially offset by a $15.2 million increase in loans as a result of growth in the multi-family, home equity and commercial business categories, partially offset by a decline in one-to-four family mortgage loans. From a liability perspective, deposits increased $18.0 million, primarily in certificates of deposits and noninterest-bearing accounts, and borrowings decreased $27.6 million due to pay off of maturing advances.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating eight full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

* * * * *

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	December 31,	December 31,
	2011	2010
Selected Financial Condition Data:
Total assets	$335,274	$343,073
Cash and cash equivalents	14,571	9,320
Securities available-for-sale	52,448	78,708
Loans receivable, net	245,277	230,055
Deposits	221,540	203,562
Borrowings	49,289	76,893
Stockholders' equity	58,801	58,587

	(Unaudited)
	Three Months Ended			Year Ended
	December 31,			December 31,
	2011	2010		2011	2010
Selected Operations Data:
Total interest income	$3,783	$4,020		$15,532	$16,795
Total interest expense	1,121	1,454		4,920	6,734
Net interest income	2,662	2,566		10,612	10,061
Provision for loan losses	75	250		850	850
Net interest income after provision for loan losses	2,587	2,316		9,762	9,211
Noninterest income	989	72		3,306	2,452
Noninterest expense	3,532	2,908		11,765	10,613
Income (loss) before income tax expense (benefit) and noncontrolling
interest in net (loss) income of consolidated subsidiary	44	(520)		1,303	1,050
Income tax expense (benefit)	-	(171)		432	386
Net income (loss) before noncontrolling interest
in net (loss) income of consolidated subsidiary	44	(349)		871	664
Noncontrolling interest in net (loss) income of consolidated subsidiary	(11)	7		12	56
Net income (loss) of FedFirst Financial Corporation	$55	$(356)		$859	$608

Dividends per share	$0.03	$0.03		$0.12	$0.03
Earnings (loss) per share - basic and diluted	0.02	(0.12)		0.30	0.21

Weighted average shares outstanding - basic	2,910,262	2,910,941		2,908,639	2,897,469
Weighted average shares outstanding - diluted	2,912,946	2,912,991		2,911,512	2,898,985

	Three Months Ended			Year Ended
	December 31,			December 31,
	2011	2010		2011	2010
Selected Financial Ratios(1):
Return on average assets	0.06%	(0.42	) %	0.25%	0.17
Return on average equity	0.37	(2.38)		1.43	1.26
Average interest-earning assets to average interest-bearing liabilities	123.92	119.72		122.53	114.50
Average equity to average assets	17.70	17.58		17.54	13.85
Interest rate spread	3.05	2.89		3.00	2.84
Net interest margin	3.39	3.25		3.35	3.14

	Period Ended
	December 31,	December 31,
	2011	2010
Allowance for loan losses to total loans	1.21%	1.19%
Allowance for loan losses to nonperforming loans	144.43	231.67
Nonperforming loans to total loans	0.84	0.51
Nonperforming assets to total assets	0.80	0.48
Net charge-offs to average loans	0.24	0.23
Tier 1 (core) capital and tangible equity (2)	13.59	12.95
Tier 1 risk-based capital (2)	24.04	24.19
Total risk-based capital (2)	25.30	25.44
Book value per share	$19.88	$19.58

(1) Three months ended ratios are calculated on an annualized basis.
(2) Represents capital ratios for First Federal Savings Bank.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.